Exhibit 99.2        FOR IMMEDIATE RELEASE
SIMPSON MANUFACTURING CO., INC. ANNOUNCES ELECTION OF JAMES S. ANDRASICK AS CHAIRMAN OF THE BOARD OF DIRECTORS

Pleasanton, CA - October 29, 2018 - Simpson Manufacturing Co., Inc. (the “Company”) (NYSE: SSD), an industry leader in engineered structural connectors and building solutions, today announced that, as part of an orderly transition, the Company’s Board of Directors (the “Board”) elected James S. Andrasick as its chairman, effective January 1, 2019. In accordance with the Board’s Corporate Governance Guidelines on director tenure, which provides that no non-employee director will be nominated for re-election after 20 years of board service (or after 15 years of board service for non-employee directors who joined after 2016), the Board does not plan to nominate Peter Louras, the current chairman of the Board, for re-election at the 2019 annual meeting of the Company’s stockholders. Mr. Louras will continue to serve on the Board until the 2019 annual meeting and as the Company’s chairman until December 31, 2018.

Mr. Andrasick has been a member of the Board since 2012 and currently serves as chair of its Audit and Finance Committee and serves on its Nominating and Governance Committee and Corporate Strategy and Acquisitions Committee.

Mr. Louras commented, “It has been a great privilege to be a part of this exceptional Company. Since I joined Simpson’s Board in 1999, the Company has grown tremendously by strengthening its core business, diversifying its product offerings and expanding internationally. Simpson was founded on the core principles of providing both high quality products and exceptional customer service. Today, these values are as strong as ever, something I know would make our late founder, Barclay Simpson, extremely proud.”

Mr. Louras continued, “I’d like to take this opportunity to personally thank the Board and management team for their hard work and dedication. I am excited about the future prospects the Company holds, and am confident that Mr. Andrasick, who has been a valuable contributor to our Board since he joined 6 years ago, will continue to guide Simpson’s management team in an excellent manner.”

Mr. Andrasick previously served as the Chairman of Matson Navigation Company's Board of Directors until his retirement in 2009, and was its President and Chief Executive Officer from 2002 through 2008. Prior to his positions at Matson Navigation, he was the Chief Financial Officer of Alexander & Baldwin, Inc., the parent company of Matson Navigation, and was responsible for all business development activity. Prior to that, Mr. Andrasick was President of C. Brewer & Company, Ltd., a Honolulu-based international agribusiness and real estate development company. He recently served as a Trustee and Chair of the finance committee of Mills College and is presently a Trustee of the U.S. Coast Guard Foundation and a Trustee and the Treasurer of the Big Sur Land Trust.

Mr. Andrasick commented, “I am honored to serve as Simpson’s new Chairman. I look forward to helping the Company build on its strong operating momentum and continue to execute against its longer term strategic and financial objectives. At Simpson we have an exceptional Board of Directors that was recently recognized by the National Association of Corporate

Directors for its diversity, among other attributes. Pete’s guidance has been instrumental in the Company’s achievements to date. We are thankful for his leadership and commitment to the Company’s growth and accomplishments.”

About Simpson Manufacturing Co., Inc.
Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood construction products, including connectors, truss plates, fastening systems, fasteners and shear walls, and concrete construction products, including adhesives, specialty chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."

CONTACT:
Addo Investor Relations
investor.relations@strongtie.com
(310) 829-5400
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